FOR IMMEDIATE RELEASE
                                                           ---------------------

                PROCTER & GAMBLE WELCOMES ACCEPTANCE OF OFFER FOR
              ORDINARY AND VOTING SHARES BY WELLA MANAGEMENT BOARD
              ----------------------------------------------------


         CINCINNATI, May 9, 2003 - The Procter & Gamble Company (NYSE: PG) said today that it welcomes the positive response from Wella's Management Board to the tender offer that P&G announced on April 28, 2003. The Management Board of Wella today published its response to P&G's public offer as required by Section 27 of the German takeover law.

         In Wella's response statement, it confirms that P&G's offer is legally sound, and that it is fair for both ordinary and preference shareholders. Additionally, Wella's statement says, "the members of the management board intend to accept the tender offer with regard to the Wella ordinary shares and Wella preference shares held by them."

         With regard to fairness of the offer, a "fairness opinion" was arrived at by an outside third-party commissioned by Wella - Greenhill Investment Bank - who applied various standard evaluation methods, which confirmed the fairness of the offer.

         "Wella Management's acceptance of the offer provides additional confirmation that our offer to Wella shareholders is adequate and fair," said Bruce Byrnes, P&G's vice-chairman of the board and president-global beauty care and global health care. "P&G welcomes Wella Management's support."

         On March 18, 2003, P&G signed an agreement to purchase 77.6% of the voting stock in Wella AG from its majority shareholders. On April 28, 2003, P&G launched its tender offer of EUR 92.25 per share for the Wella voting shares, and EUR 65 per share for Wella preference shares. The tender offer period will run until May 28, 2003. An extended two-week acceptance period, as required by German law, will likely start on June 6, 2003. This deal is subject to normal regulatory review and government approvals in various markets including the European Union and the United States of America.


                                                                    - More -

         All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the achievement of expected cost and tax savings associated with changes in the Company's organization structure; (2) the ability to achieve business plans, including growing volume profitably, despite high levels of competitive activity, especially with respect to the product categories and geographical markets in which the Company has chosen to focus; (3) the ability to manage and maintain key customer relationships; (4) the achievement of growth in significant developing markets such as China, Turkey, Mexico, the Southern Cone of Latin America, the countries of Central and Eastern Europe and the countries of Southeast Asia; (5) the ability to successfully manage regulatory, tax and legal matters, including resolution of pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas; (7) the ability to successfully manage currency (including currency issues in Latin America), interest rate and certain commodity cost exposures; (8) the ability to manage the continued political and/or economic uncertainty in Latin America (including Venezuela) and war in the Middle East, as well as any political and/or economic uncertainty due to terrorist activities or war (including Korea); and (9) the successful acquisition, transition, integration, and operation of the Wella business. If the Company's assumptions and estimates are incorrect or do not come to fruition, or if the Company does not achieve all of these key factors, then the Company's actual results might differ materially from the forward-looking statements made herein.

ABOUT P&G
---------
Procter & Gamble markets a range of well-known beauty and health care brands including: Pantene(R), Head & Shoulders(R), Olay(R), Clairol Nice`n Easy(R), Herbal Essences(R), Cover Girl(R), Max Factor(R), Noxzema(R), Old Spice(R), Hugo Boss(R), Crest(R), Vicks(R), Actonel(R), PUR(R) and more. Procter & Gamble employs nearly 102,000 people in more than 80 countries. For more information please visit the website at www.pg.com.

                                      # # #

MEDIA RELATIONS CONTACTS:
------------------------
Corporate Media Center:
         US Media call:                 1-866-PROCTER or 1-866-776-2837
         Media outside the U.S. call:  +1 (513) 945-9087

INVESTOR RELATIONS CONTACTS:
---------------------------
John Goodwin, 513-983-2414